Transamerica Asset Management 801 California St, Suite 5200 Denver, CO 80202

February 27, 2026

Transamerica Funds

1801 California Street

Suite 5200

Denver, CO 80202

Re:	Transamerica Funds (the “Trust”)

Offering of Shares of Beneficial Interest

Post-Effective Amendment No. 321

File Nos.: 33-02659 and 811-04556

In my capacity as Chief Legal Officer and Secretary, I have acted as counsel for the Trust and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Trust.

I have examined the Trust’s Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sale of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Trust in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Trust.

Very truly yours,

/s/ Dennis P. Gallagher
Dennis P. Gallagher
Chief Legal Officer and Secretary